Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of OICco Acquisition III, Inc. (hereinafter the “Company”) of our report dated March 21, 2011, with respect to the balance sheet as of December 31, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on March 31, 2010 through December 31, 2010 of the Company included in its Registration Statement (Form S-1) for the period from the date of inception on March 31, 2010 to December 31, 2010.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
May 2, 2011
Date